[Richmont Letterhead]

LKA INTERNATIONAL, INC.

3724 47th St Ct. N.W.

Gig Harbor, WA 98335

USA

Attention: Mr. Kye Abraham, President

RE: Golden Wonder Project, Colorado

Dear Kye:

As you know, Richmont Mines Inc. and LKA International, Inc. entered into an amended and restated letter agreement dated as of December 21, 2007 (the “Letter Agreement”) relating to the Golden Wonder project. All capitalized terms used but not defined in this letter have the meanings given to them in the Letter Agreement.

As we have discussed, Richmont has encountered delays in its First Commitment Period exploration program for the Mine as the result of the continuing industry-wide manpower and equipment shortages that are being experienced. In addition, we have discussed the greater-than-expected site rehabilitation work required before our exploration drilling program could commence, difficulty with subcontractors not meeting schedules, etc. Richmont has exercised its best efforts to avoid the resulting delays, but many of these events were not anticipated, foreseen and some r were beyond our ability to control.

In light of these events, Richmont requests a sixty-day extension to the Initial Commitment Period, and each subsequent Commitment Period, to enable us to  complete the drilling and subsequent core analysis from drill station #5. We estimate, at this point in time, that this objective can be attained within sixty days but can not guarantee same. In our discussions, you indicated that it was also LKA’s desire, and in its best interest, to meet this same objective.

Therefore, based upon our discussions, it is understood and agreed that in the event there is a delay in achieving the aforementioned objective(s), beyond the sixty-day extension, that both LKA and Richmont will reevaluate/reassess the progress of the drilling program to determine if more time is required to attain/complete the objective(s) and that both sides will use their best efforts to negotiate an additional extension.

By signing below LKA agrees to extend by sixty days the Initial Commitment Period, and each subsequent Commitment Period, and to postpone the Post-Exploration Signing Date (as described in the Letter Agreement) until November 1, 2008 or such time as the objective(s) descibed above have been achieved. Both Richmont and LKA agree that all other terms and conditions contained in the Letter Agreement shall remain in effect.

Please acknowledge this extension by signing and returning a copy of this letter to my attention at your earliest convenience.

Yours very truly,

/s/ Martin Rivard

Martin Rivard

President

Acknowledged and agreed as of this 29th day of August, 2008.

LKA INTERNATIONAL, INC.

by

/s/ Kye Abraham

Name: Kye Abraham

Title: President